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                                                                    EXHIBIT 12.1

                                  CYMER, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Amounts in thousands)



                                                                                                     NINE MONTHS
                                                           FOR THE YEAR ENDED DECEMBER 31,              ENDED
                                                                                                     SEPTEMBER 30
                                                ---------------------------------------------------    -------
                                                  1992       1993       1994        1995      1996       1997
                                                 -------    -------    -------    -------   -------    -------
Pre-tax income (loss) from continuing operations $(1,168)   $(2,703)   $(1,987)   $   105   $ 7,701    $25,014
Fixed charges:
  Interest expense(1)                                 68         52        281        254       467      2,018
  Rentals                                             --         --         --        245       351        543
                                                 -------    -------    -------    -------   -------    -------
    Total fixed charges                               68         52        281        499       818      2,561
                                                 -------    -------    -------    -------   -------    -------
Earnings before income taxes and fixed charges   $(1,100)   $(2,651)   $(1,706)   $   604   $ 8,519    $27,575
                                                 =======    =======    =======    =======   =======    =======
Ratio of earnings to fixed charges                   n/a        n/a        n/a       1.21     10.41      10.77
                                                 =======    =======    =======    =======   =======    =======

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(1) Included in this amount for the nine months ended September 30, 1997 is
    $135 of amortization of debt issuance costs and $1,883 of interest expense.